Company Contact:	Investor Relations Contacts:
Bill Larkin, CFO	Lippert / Heilshorn & Associates
Fuel Systems Solutions, Inc.	Kirsten Chapman/ Cathy Mattison
(714) 656-1320	cmattison@lhai.com
(415) 433-3777

Fuel Systems Solutions Increases Annual OEM System Installation Rate

– OEM Installations Exceeded 30,000 during the First Quarter of 2009 –

SANTA ANA, Calif., April 7, 2009 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) increased the installation rate of its original equipment manufacturer (OEM) systems, also referred to as delayed OEM conversions, for first quarter of 2009.

“Continued strong demand and larger government incentives combined with our expanded capacity in Europe are driving our increased OEM installation rate,” said Mariano Costamagna, CEO of Fuel Systems Solutions. “Based on our long-term vision and expertise in gaseous fuel technology, in 2008 we invested in our installation centers to capture rising demand. Now, we have five fully operational conversion centers. In the fourth quarter of 2008, we secured two new OEM customers, and added another in April 2009, bringing the total OEM clients to 11. The European automotive sector continues to focus on alternative fuels, and Italy in early 2009 increased incentives for alternative fuel vehicles. Given recent accelerated growth, we estimate gaseous fuel vehicles now account for approximately 20% of new vehicle sales in Italy. During the remainder of 2009, we expect to continue our success by winning new OEM relationships, and we are evaluating the addition of new locations or expansion of existing locations.”

“The company ended 2008 with capacity exceeding 100,000 vehicles annually. During the first quarter of 2009, our systems installations on new vehicles exceeded 30,000. As part of the fiscal 2009 budgeting process, the Italian government approved incentives for environmentally friendly vehicles purchased by the end of 2009, and we believe that these incentives may well be extended through 2010. In February 2009, the available amount of subsidies approved for compressed natural gas (CNG) retrofit conversions was increased to Euro 650 from Euro 500,” Costamagna added.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's ability to establish new OEM relationships, add new locations or expand existing locations, and extension of the Italian government incentives through 2010. Such statements only state our beliefs and opinions. The Company's actual results, as well as government programs, may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, risks that original equipment automobile manufacturers do not adopt the Company's fuel systems as expected, expected sales, especially those not based on long-term contracts, do not materialize, changes in emissions regulations may not significantly increase demand for the Company's products, the global economic downturn may reduce customers' demand for new automobiles and/or our products, the Italian government does not next extend the incentives through 2010, the reduction in oil prices from 2008 may reduce the demand for our products and currency fluctuations reduce our revenue or adversely affect our financial condition. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2009. The Company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

About Fuel Systems Solutions

Fuel Systems Solutions, Inc. (Nasdaq: FSYS), a U.S.-based company, through its U.S. and foreign subsidiaries, delivers alternative fuel solutions for transportation and industrial applications that reduce emissions, displace petroleum and generate savings, which is extremely relevant today. The Company is comprised of two subsidiaries, industrial under IMPCO Technologies and transportation under BRC. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe and North America. BRC, through its subsidiaries, produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe, Australia and South America. Additional information is available at www.fuelsystemssolutions.com.